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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-66045 and 333-54970 of Innotrac Corporation on Form S-8 of our report dated March 24, 2003 relating to the consolidated financial statements of Innotrac Corporation as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142 and includes an explanatory paragraph relating to the application of procedures relating to certain reclassifications and disclosures and revisions of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such reclassifications and disclosures appearing in this Annual Report on Form 10-K of Innotrac Corporation for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP
March 31, 2003
Atlanta, Georgia